Exhibit 10.10

TERMINALLING SERVICES AGREEMENT

(Memphis Terminal)

This Terminalling Services Agreement is made and entered into as of the Commencement Date, by and between Lion Oil Company, an Arkansas corporation (the “Company”), and Delek Logistics Operating, LLC, a Delaware limited liability company (the “Operator”) (each referred to individually as a “Party” or collectively as the “Parties”), and, for the limited purposes specified in Article 28, J. Aron & Company, a New York general partnership (“J. Aron”).

WHEREAS, in connection with the Supply and Offtake Agreement, the Company, Lion Oil Trading & Transportation, Inc. and J. Aron entered into the Storage Facilities Agreement;

WHEREAS, pursuant to and subject to the terms of the Supply and Offtake Agreement, J. Aron will supply crude oil to the Company to be processed at the Refinery and purchase Products produced by the Company at the Refinery;

WHEREAS, on the Commencement Date, the Company contributed to the Partnership all of its rights, title and interest in the Terminal (the “Contribution”);

WHEREAS, in connection with the Contribution, (i) the Supply and Offtake Agreement and the Storage Facilities Agreement are being amended to remove therefrom the assets contributed to the Partnership and the rights and obligations of the parties thereto related to such assets and (ii) the Parties are entering into this Agreement to provide the rights and obligations of the Parties with respect to the Terminal; and

WHEREAS, the Parties desire to record the terms and conditions upon which the Company shall continue to use the Terminal and the Operator shall serve as operator of the Terminal and bailee of all Products held therein and owned by the Company;

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Definitions and Construction.

1.1 Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:

“Actual Month End Product Volume” has the meaning specified in Section 5.10(a).

“Affiliate” means, with to respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (i) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any Person and (iii) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the Partnership and its subsidiaries), including the Company, on the one hand, and the Partnership and its subsidiaries, including the Operator, on the other hand, shall not be considered Affiliates of each other.

“Ancillary Services” means the following services to be provided by the Operator to the Company: truck rack blending, tank sampling, tank-to-tank transfers, ethanol receipt (rail and truck), ethanol storage, ethanol blending, generic gasoline additization, lubricity/conductivity additization, product receipt (barge), proprietary additive additization, red dye additization, and seasonal flow improver additization and similar services.

“Ancillary Services Fee” means, for any month during the Term of this Agreement, the fees set forth on Exhibit A to be paid by the Company pursuant to Section 3.3 during that month for Ancillary Services provided by the Operator.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision of condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Arbitrable Dispute” means any and all disputes, controversies and other matters in question between the Operator, on the one hand, and the Company, on the other hand, required to be resolved by arbitration under this Agreement.

“Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (x) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within fifteen (15) days or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.

“Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.

“bpd” means Barrels per day.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Capacity Resolution” has the meaning specified in Section 5.3.

“Claimant” has the meaning specified in Article 26.

“Commencement Date” means November 7, 2012.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Indemnitees” has the meaning specified in Section 17.1.

“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (ii) is developed by the receiving Party without reliance on any Confidential Information or (iii) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.

“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1, and ends on March 31, June 30, September 30 or December 31, respectively, except that the initial Contract Quarter shall commence on the Commencement Date and end on December 31, 2012 and the final Contract Quarter shall end on the last day of the Term.

“Contract Year” means a year that commences on July 1 and ends on the last day of June in the following year, except that the initial Contract Year shall commence on the Commencement Date and the final Contract Year shall end on the last day of the Term.

“Contribution” has the meaning specified in the Recitals.

“Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“CPT” means the prevailing time in the Central time zone.

“Default” means any Event of Default, which with notice or the passage of time, would constitute an Event of Default.

“Defaulting Party” has the meaning specified in Section 16.2.

“Deficiency Notice” has the meaning specified in Section 3.9(a).

“Deficiency Payment” has the meaning specified in Section 3.9(a).

“Delek US” means Delek US Holdings, Inc., a Delaware corporation.

“Delivery Point” shall be the inlet flange connecting the Enterprise System to the Terminal.

“Designation Period” has the meaning specified in Section 28.1.

“Early Termination Date” has the meaning specified in Section 2.2.

“Enterprise System” means the Products pipeline system owned and operated by Enterprise TE Products Pipeline Company, Limited Partnership.

“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Event of Default” has the meaning specified in Section 16.1.

“Expiration Date” means the “Expiration Date” as defined in the Supply and Offtake Agreement, or, if late, the date on which all obligations thereunder are finally settled.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Oil Pipeline Index” means the FERC index system set forth in 18 C.F.R. § 342.318, as such regulations may be amended from time to time, or if the FERC Oil Pipeline Index is no longer published, any such successor index as agreed by the Parties or as determined by arbitration in accordance with Section 3.4.

“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain Products because of a failure of third-party pipelines and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome.

“Force Majeure Notice” has the meaning specified in Section 14.1.

“Force Majeure Party” has the meaning specified in Section 14.1.

“Force Majeure Period” has the meaning specified in Section 14.1.

“General Partner” means the general partner of the Partnership.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Initial Term” has the meaning specified in Section 2.1.

“J. Aron” has the meaning specified in the preamble to this Agreement.

“J. Aron Products” has the meaning specified in Section 28.1.

“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.

“Minimum Throughput Capacity” means an aggregate amount of throughput capacity equal to 10,000 bpd of Products multiplied by the number of calendar days in the Contract Quarter.

“Minimum Throughput Commitment” means an aggregate amount of Products received at the Delivery Point equal to at least 10,000 bpd multiplied by the number of calendar days in the Contract Quarter.

“Non-Defaulting Party” means the Party other than the Defaulting Party.

“Notice Period” has the meaning specified in Section 15.1.

“NSV” means, with respect to any measurement of volume, the total liquid volume, excluding basic sediment and water and free water, corrected for the observed temperature to 60º F.

“Operator” has the meaning specified in the preamble to this Agreement.

“Operator Indemnitees” has the meaning specified in Section 17.2.

“OPIS” has the meaning specified in Section 4.3.

“Partnership” means Delek Logistics Partners, LP, a Delaware limited partnership.

“Partnership Change of Control” means Delek US ceases to Control the General Partner.

“Party” or “Parties” has the meaning specified in the preamble to this Agreement.

“Permitted Lien(s)” means (a)(i) liens on real estate for real estate taxes, assessments, sewer and water charges and/or other governmental charges and levies not yet delinquent and (ii) liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside; (b) liens of mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith; provided, however, that if a reserve or appropriate provision shall be required by GAAP, then such reserve or provision shall have been made therefor; (c) liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits; and (d) liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to common carriers, solely to the extent of such fees or charges.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate.

“Product” means any of the refined petroleum products listed on Exhibit B, as from time to time amended by mutual agreement of the Parties.

“Product Storage Tanks” means the tanks located at the Terminal and owned by the Partnership and its subsidiaries that store Products.

“Receiving Party Personnel” shall have the meaning specified in Section 20.4.

“Refinery” means the petroleum refinery located in El Dorado, Arkansas owned and operated by the Company.

“Renewal Term” has the meaning specified in Section 2.1.

“Required Permits” has the meaning specified in Section 5.6.

“Respondent” has the meaning specified in Article 26.

“Restoration” has the meaning specified in Section 5.2.

“Services” has the meaning specified in Section 7.1.

“Shortfall Payment” has the meaning specified in Section 3.6.

“Special Damages” has the meaning specified in Article 18.

“Storage Facilities Agreement” means the Storage Facilities Agreement by and among J. Aron, the Company and Lion Oil Trading & Transportation, Inc., dated as of April 29, 2011, as from time to time amended, modified and/or restated.

“Supplier’s Inspector” means any Person selected by the Company to perform any and all inspections required by the Company in a commercially reasonable manner at the Company’s own cost and expense that is acting as an agent for the Company and that (1) is a Person who performs sampling, quality analysis and quantity determination of the Products purchased and sold under the Supply and Offtake Agreement and is licensed to do so, (2) is not an Affiliate of any Party and (3) in the reasonable judgment of the Company, is qualified and reputed to perform its services in accordance with Applicable Law and industry practice.

“Supply and Offtake Agreement” means the Supply and Offtake Agreement by and among J. Aron, the Company and Lion Oil Trading & Transportation, Inc., dated as of April 29, 2011, as from time to time amended, modified and/or restated, and any replacement thereof.

“Suspension Notice” has the meaning specified in Section 15.1.

“Term” has the meaning specified in Section 2.1.

“Terminal” means the Operator’s light products distribution terminal located in Memphis, Tennessee, including the storage, loading and offloading facilities owned, operated, leased or used pursuant to a contractual right of use by the Operator or any other subsidiary of the Operator including the Product Storage Tanks and the land, piping, marine facilities, truck facilities and other facilities related thereto, together with existing or future modifications or additions.

“Terminal Maintenance” has the meaning specified in Section 5.9(a).

“Terminalling Service Fee” shall have the meaning set forth in Section 3.1.

“Termination Notice” has the meaning specified in Section 14.2.

“Transmix” has the meaning specified in Article 9.

“Volume Determination Procedures” mean the Operator’s ordinary month-end procedures for determining the NSV of Products held at the Terminal, which for each Contract Quarter-end shall be based on manual gauge readings of the Products Storage Tanks as at the end of such Contract Quarter.

1.2 Construction of Agreement.

(a) Unless otherwise specified, all references herein are to the Articles, Sections and Exhibits of this Agreement and all Schedules and Exhibits are incorporated herein.

(b) All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(c) Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.

(d) Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.

(e) Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.

(f) A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.

(g) Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.

(h) Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or reenacted from time to time.

(i) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3 The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

2. Term.

2.1 The initial term of this Agreement (the “Initial Term”) shall commence at 00:00:01 a.m., CPT, on the Commencement Date and shall continue until the fifth anniversary of the Commencement Date. Thereafter, the Company shall have a unilateral option to extend this Agreement for two additional five (5) year periods on the same terms and conditions set forth herein (each, a “Renewal Term”). The Initial Term and the Renewal Terms are sometimes referred to collectively herein as the “Term.” In order to exercise its option to extend this Agreement for a Renewal Term, the Company shall notify the Partnership in writing not more than twenty-four (24) months and not less than twelve (12) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.

2.2 The Parties may terminate this Agreement prior to the end of the Term (but are under no obligation to do so) (i) as they may mutually agree in writing, (ii) pursuant to a Termination Notice under Section 14.2, (iii) pursuant to Section 15.1 or (iv) pursuant to Section 16.2. The effective date of any such termination shall be the “Early Termination Date.”

3. Terminalling/Storage Rights; Ancillary Services.

3.1 During the Term, the Company shall have the exclusive right to inject, store and withdraw Products in the Product Storage Tanks, at all times at a level sufficient to throughput the Minimum Throughput Capacity. During each Contract Quarter during the Term, the Company shall throughput at least the Minimum Throughput Commitment at the Terminal and the Operator shall make available to the Company storage and throughput capacity at the Terminal, at all times sufficient to allow the Company to throughput the Minimum Throughput Capacity at the Terminal. The Company shall pay a terminalling services fee (the “Terminalling Service Fee”) for the volumes of Products it throughputs at the Terminal of $0.50 per Barrel. Allocation of storage and throughput capacity for separate Products at the Terminal shall be in accordance with current practices, or as otherwise may be mutually agreed among the Parties from time to time.

3.2 The Company may throughput volumes in excess of its Minimum Throughput Capacity, up to the then-available capacity of the Terminal, as determined by the Operator at any time. In accordance with Section 3.1, the Company shall pay the Operator the per-Barrel Terminalling Service Fee for any excess throughput volumes.

3.3 The Operator shall provide Ancillary Services to the Company at the Terminal. The Company shall pay the per-barrel Ancillary Services Fees listed on Exhibit A for such services. If any additional ancillary services are requested by the Company that are different in kind, scope or frequency from the Ancillary Services that have been historically provided, then the Parties shall negotiate in good faith to determine whether such services may be provided and the appropriate rates to be charged for such services. All fuel additives, dyes, de-icers and other additions requested to be added to the Products will be provided by the Company at no cost to the Operator.

3.4 All fees set forth in this Agreement, including the Terminalling Service Fee and the Ancillary Services Fee, shall be adjusted on July 1 of each Contract Year, commencing on July 1, 2013, by an amount equal to the increase or decrease, if any, in the FERC Oil Pipeline Index; provided, however, that no fee shall be decreased below the initial fee for such service provided in this Agreement. If the FERC Oil Pipeline Index is no longer published, the Company and the Operator shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the fees. If the Company and the Operator are unable to agree, a new index will be determined by arbitration in accordance with Article 26 and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases in the Throughput Fees.

3.5 If, during the Term, new laws or regulations are enacted that require the Operator to make substantial and unanticipated capital expenditures (other than maintenance capital expenditures) with respect to the Terminal, the Operator and the Company will renegotiate the Terminalling Service Fee in good faith in order to compensate the Operator on account of such incremental capital costs. If the Operator and the Company are unable to agree, the amount of such fee increases will be determined by arbitration in accordance with Article 26.

3.6 If, during any Contract Quarter, the Company throughputs aggregate volumes less than the Minimum Throughput Commitment for such Contract Quarter, then the Company shall pay the Operator an amount (a “Shortfall Payment”) equal to the Terminalling Service Fee multiplied by the difference between (i) the Minimum Throughput Commitment and (ii) the volume of Products throughput at the Terminal by the Company during the applicable Contract Quarter. The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Throughput Commitment and the payment by the Company of the Shortfall Payment shall relieve the Company of any obligation to meet such Minimum Throughput Commitment for the relevant Contract Quarter. The Parties further acknowledge and agree that there shall no be any carry-over of volumes in excess of the Minimum Throughput Commitment to any subsequent Contract Quarter.

3.7 The Operator shall invoice the Company monthly (or, in the case of any Shortfall Payments, quarterly). The Company will make payments to the Operator on a monthly (or in the case of Shortfall Payments, quarterly) basis during the Term with respect to services rendered by the Operator under this Agreement in the prior month (or in the case of Shortfall Payments, Contract Quarter) upon the later of (i) ten (10) days after its receipt of such invoice and (ii) thirty (30) days following the end of the calendar month or Contract Quarter, as applicable, during which the invoiced services were performed. Any past due payments owed to the Operator hereunder shall accrue interest, payable on demand, at the Prime Rate from the due date of the payment through the actual date of payment. Payment of any fee or Shortfall Payment pursuant to this Section 3.7 shall be made by wire transfer of immediately available funds to an account designated in writing by the Operator. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.

3.8 Reimbursement

(a) The Company shall reimburse the Operator for the actual out-of-pocket cost of any third-party fees incurred in connection with carrying out the terms of this Agreement.

(b) The Company may request that the Operator make certain expansion capital expenditures or convert any tank to storage of a different Product, and the Operator shall determine, in its sole discretion, whether to make such expenditures or conversions, considering among other things, whether the Company agrees to bear, through adjustments to the Terminalling Service Fee or otherwise, the additional costs and expenses incurred by the Operator as a result of such expenditures or conversions, including in the case of a conversion of any tank to storage of a different Product, all costs to clean, degas or otherwise prepare the tank(s) including, without limitation, the cost of removal, processing, transportation or disposal of all waste and the cost of any taxes or charges the Operator may be required to pay in regard to such waste. Notwithstanding the foregoing, except as provided in the Omnibus Agreement maintenance capital expenditures required for the Operator to continue to provide the services specified hereunder shall be paid for by the Operator. In addition to the foregoing, the Company shall have the right to require the Operator to make expansion capital expenditures of up to $250,000 per Contract Year and shall reimburse the Operator for any such expansion capital expenditures; provided that such expansion capital project does not adversely affect the operation of the Terminal, as determined in the reasonable discretion of the Operator.

(c) All of the foregoing reimbursements shall be made in accordance with the payment terms set forth in Section 3.7 herein.

3.9 Deficiency Payments.

(a) As soon as practicable following the end of each calendar month under this Agreement, the Operator shall deliver to the Company a written notice (the “Deficiency Notice”) detailing any failure of the Company to meet its obligations under Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.6, Section 3.7, Section 3.8, Section 5.3 or Article 7 of this Agreement. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that the Operator believes would have been paid by the Company to the Operator if the Company had complied with its obligations under Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.6, Section 3.7, Section 3.8, Section 5.3 and Article 7of this Agreement (the “Deficiency Payment”). The Company shall pay the Deficiency Payment to the Operator upon the later of: (A) ten (10) days after its receipt of the Deficiency Notice and (B) thirty (30) days following the end of the calendar month during which the Deficiency Notice was delivered.

(b) If the Company disagrees with the Deficiency Notice, then, following the payment of the undisputed portion of the Deficiency Payment to the Operator, a senior officer of the Company and the Operator shall meet or communicate by telephone at a mutually acceptable time, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. If such differences are not resolved within thirty (30) days following the payment of any Deficiency Payment, the Company and the Operator shall, within forty-five (45)

days following the payment of such Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Article 26. During the 60-day period following the receipt of any Deficiency Notice, the Company-shall have the right to inspect and audit the working papers of the Operator relating to such Deficiency Payment.

(c) If it is determined by arbitration in accordance with Article 26 that any or all of the disputed portion of the Deficiency Payment was required to be paid, the Company shall promptly pay to the Operator such amount, together with interest thereon from the date provided in the last sentence of Section 3.9(a) at the Prime Rate, in immediately available funds.

4. Custody, Title and Risk of Loss.

4.1 Subject to Article 28, the Company shall, at all times during the Term, retain exclusive title to the Products stored or throughput by it at the Terminal, and such Products shall remain the Company’s exclusive property. The Company hereby represents that, at all times during the Term, it holds exclusive title to the Products throughput or stored by it at the Terminal, free and clear of any liens, security interests, encumbrances and claims whatsoever, other than (a) Permitted Liens and (b) any liens, security interests, encumbrances and claims with respect to which the Company has entered into an agreement reasonably acceptable to the Partnership Parties subordinating such lien, security interest, encumbrance or claim to any applicable rights of the Partnership Parties under this Agreement.

4.2 During the time any Products are held or throughput at the Terminal, the Operator, in its capacity as operator of the Terminal shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Products.

4.3 Title and risk of loss to all of the Products stored or throughput by the Company at the Terminal shall remain at all times with the Company. The Company shall, during each month, (i) be entitled to all volumetric gains in the Terminal and (ii) be responsible for all volumetric losses in the Terminal up to a maximum of 0.25%. If volume losses of any Product exceed 0.25% during any particular month, the Operator shall pay the Company for the difference between the actual loss and the 0.25% allowance at a price per barrel for that Product as reported by the Oil Price Information Service (“OPIS”) using the monthly average OPIS unbranded contract rack posting for that Product during the month in which the volume difference was accounted for.

4.4 During the Term, the Operator shall hold all Products at the Terminal solely as bailee, and represents and warrants that when any such Products are redelivered to the Company, the Company shall have good title thereto free and clear of any liens, security interests, encumbrances and claims of any kind whatsoever created or caused to be created by the Operator, other than Permitted Liens. During the Term, none of the Operator or any of its Affiliates shall (and the Operator shall not permit any of its Affiliates or any other Person to) use any such Products for any purpose. Solely in its capacity as bailee, the Operator shall have custody of the Products stored or transported under this Agreement from the time such Product passes the Delivery Point until such time that the Products pass the outlet flange of the Terminal.

5. Condition and Maintenance of the Terminal; Product Storage.

5.1 Interruption of Service. The Operator shall use reasonable commercial efforts to minimize the interruption of service at the Terminal and shall use its best efforts to minimize the impact of any such interruption on the Company. The Operator shall inform the Company at least 60 days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of service at the Terminal, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions the Operator is taking to resume full operations, provided that the Operator shall not have any liability for any failure to notify, or delay in notifying, the Company of any such matters except to the extent the Company has been materially damaged by such failure or delay.

5.2 Maintenance and Repair Standards. Subject to Force Majeure and interruptions for planned repair and maintenance scheduled in advance and other routine repair and maintenance consistent with industry standards, the Operator shall maintain the Terminal with sufficient aggregate capacity to throughput a volume of the Company’s Products at least equal to Minimum Throughput Capacity. The Operator’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or interruptions for routine repair and maintenance consistent with industry standards that prevent the Operator from providing the Minimum Throughput Capacity. To the extent the Company is prevented for 30 or more days in any Contract Year from throughputting volumes at the Terminal equal to the full Minimum Throughput Capacity for reasons of Force Majeure or other interruption of service affecting the facilities or assets of the Operator, then the Minimum Throughput Commitment shall be proportionately reduced to the extent of the difference between the Minimum Throughput Capacity and the amount that the Operator can effectively throughput at the Terminal (prorated for the portion of the Contract Quarter during which the Minimum Throughput Capacity was unavailable) regardless of whether actual throughput amounts prior to the reduction were below the Minimum Throughput Commitment. At such time as the Operator is capable of throughputting volumes equal to the full Minimum Throughput Capacity, the Company’s obligation to throughput the full Minimum Throughput Commitment shall be restored. If for any reason, including, without limitation, a Force Majeure event, the throughput at the Terminal should fall below the Minimum Throughput Capacity, then with due diligence and dispatch, the Operator shall make repairs at the Terminal to restore the capacity of the Terminal to that required for throughput of the Minimum Throughput Capacity (“Restoration”). Except as provided below in Section 5.3, all of such Restoration shall be at the Operator’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of the Company, its employees, agents or customers.

5.3 Capacity Resolution. In the event of the failure of the Operator to maintain the Terminal with sufficient capacity to throughput the Minimum Throughput Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration which will, among other things, specify steps to be taken by the Operator to fully accomplish the Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation and terminal industry standards and shall take into consideration the Operator’s economic considerations relating to costs of the repairs and the Company’s requirements concerning its refining and marketing operations. The Operator shall use commercially reasonable efforts to continue to throughput the Products, to the extent the Terminal has the capability of doing so, during the period before Restoration is completed. In the event that the Company’s economic considerations justify incurring additional costs to complete the Restoration in a more expedited manner than the time schedule determined in accordance with the preceding sentence, the Company may require the Operator to expedite the Restoration to the extent reasonably possible, subject to the Company’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan wherein the Company agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 14.2 below so long as such Restoration is completed with due diligence and dispatch, and the Company shall pay its portion of the Restoration Cost to the Operator in advance based on a good faith estimate based on reasonable engineering standards. Upon completion, the Company shall pay the difference between the actual portion of Restoration costs to be paid by the Company pursuant to this Section 5.3 and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of the Operator’s invoice therefor, or, if appropriate, the Operator shall pay the Company the excess of the estimate paid by the Company over the Operator’s actual costs as previously described within thirty (30) days after completion of the Restoration.

5.4 The Company shall not deliver to the Terminal any Products which: (a) would in any way be injurious to the Terminal; or (b) may not be lawfully stored at the Terminal. Any and all Products that leave the Terminal shall meet all relevant ASTM, EPA, federal and state specifications, and shall not leave the Terminal in the form of a sub-octane grade product.

5.5 The Operator will store each grade of Product in separate Product Storage Tanks and avoid any contamination of one Product by another or any degradation of the quality of any Product that would impact the Company’s ability to market or sell such Product in a timely fashion. In addition, the Operator will endeavor to ensure that no Products shall be contaminated with scale or other materials, chemicals, water or any other impurities. In lieu of any obligation to indemnify the Company Indemnitees pursuant to Section 17.1(i) with respect to any such contamination, the Operator may, at its sole option, require the Company, at the Operator’s sole expense, to reprocess or otherwise treat any such contaminated Products to restore those Products to salable condition.

5.6 During the Term of this Agreement, the Operator shall, at its sole cost and expense, take all actions reasonably necessary or appropriate to obtain, apply for, maintain, monitor, renew, and/or modify as appropriate, any license authorization, certification, filing, recording, permit, waiver, exception, variance, franchise, order or other approval with or of any governmental authority pertaining or relating to the operation of the Terminal (the “Required Permits”) as presently operated. The Operator shall not do anything in connection with the performance of its obligations under this Agreement that causes a termination or suspension of the Required Permits.

5.7 The execution of this Agreement by the Parties does not confer any obligation or responsibility on the Company in connection with; (i) any existing or future environmental condition at the Terminal, including, but not limited to the presence of a regulated or hazardous substance on or in environment media at the Terminal (including the presence in surface water, groundwater, soils or subsurface strata, or air), including the subsequent migration of any such substance; (ii) any environmental law; (iii) the Required Permits; or (iv) any requirements arising under or relating to any Applicable Law pertaining or relating to the operation of the Terminal.

5.8 Notwithstanding anything to the contrary herein, the Operator shall be the operator of the Terminal in all respects, and the Company shall have no power or authority to direct the activities of the Operator or to exert control over the operation of the Terminal or any portion thereof.

5.9 Terminal Maintenance.

(a) The Parties agree to cooperate with each other in establishing the start date of any non-emergency maintenance of the Terminal that would result in any of part of the Terminal being out of service (“Terminal Maintenance”) so as to not unnecessarily interfere with any of the Company’s purchase or sale commitments or to otherwise accommodate, to the extent reasonably practicable, other commercial or market considerations that the Company deems relevant.

(b) The Operator agrees that it will use commercially reasonable efforts, consistent with good industry standards and practices, to complete (and to cause any third parties to complete) any non-emergency Terminal Maintenance as promptly as practicable. The Operator shall provide the Company with an initial estimate of the period of any non-emergency Terminal Maintenance and shall regularly update the Company as to the progress of such Terminal Maintenance. If the Operator determines that the expected completion date for Terminal Maintenance has or is likely to change by 30 days or more, it shall promptly notify the Company of such determination.

5.10 Month End Inventory.

(a) As of 11:59:59 p.m., CPT, on the last day of each month, the Operator shall apply the Volume Determination Procedures to the Terminal, and based thereon shall determine for such month for each Product, the aggregate volume of such Product held in the Terminal at that time (each, an “Actual Month End Product Volume”). The Operator shall notify the Company of each Actual Month End Product Volume by no later than 5:00 p.m., CPT, on the fifth Business Day thereafter.

(b) At the cost and expense of the Company, the Company may, or may have a Supplier’s Inspector, witness all or any aspects of the Volume Determination Procedures as the Company shall direct. If, in the judgment of the Company or a Supplier’s Inspector, the Volume Determination Procedures have not been applied correctly, then the Operator will cooperate with the Company, or such Supplier’s Inspector, to ensure the correct application of the Volume Determination Procedures, including making such revisions to any Actual Month End Product Volume as may be necessary to correct any such errors.

6. Inspection and Access Rights.

6.1 At any reasonable times during normal business hours and upon reasonable prior notice, the Company and its representatives (including one or more Supplier’s Inspector) shall have the right to enter and exit the Operator’s premises in order to have access to the Terminal, to observe the operations of the Terminal and to conduct such inspections as the Company may wish to have performed in connection with this Agreement, including the right to inspect, gauge, measure, take product samples or take readings at the Terminal on a spot basis. Without limiting the generality of the foregoing, the Operator shall regularly grant Supplier’s Inspector such access from the last day of each month until the third Business Day of the ensuing month. Notwithstanding any of the foregoing, if an Event of Default with respect to the Operator has occurred and is continuing, the Company and its representatives and agents shall have unlimited and unrestricted access to the Terminal as such Event of Default continues.

6.2 When accessing the facilities of the Operator, the Company and its representatives (including one or more Supplier’s Inspectors) shall at all times comply with Applicable Law and such safety directives and guidelines as may be furnished to the Company by the Operator in writing from time to time.

7. Throughput and Handling Services.

7.1 From time to time during the Term, the Operator shall perform such additional throughput, handling and measuring services as the Company shall reasonably request (collectively, “Services”). If any Services are requested by the Company, then the Parties shall negotiate in good faith to determine whether such Services shall be provided and the appropriate rates to be charged for such Services.

7.2 The Company may, in its discretion, provide written instructions relating to specific Services it is requesting or provide standing written instructions relating to ongoing Services. The Company may, at any time on reasonable prior notice, revoke or modify any instruction it has previously given, whether such previous instructions relate to a specific Service or are instructions relating to an ongoing Service or Services. The Operator shall not be required to perform any requested Services that they reasonably believe violates Applicable Law or will materially adversely interfere with, or be detrimental to, the operation of the Terminal or Refinery.

7.3 The Operator agrees to keep the Terminal open for receipt and redelivery of the Company’s Products twenty-four (24) hours a day, seven (7) days a week.

8. Scheduling and Measurements.

8.1 The Company shall provide notice to the Operator prior to each calendar month as to the estimated quantities of Products that it expects to deliver to the Terminal during that month.

8.2 The volume of Products received into and redelivered out of the Terminal shall be measured daily by the Operator, using the applicable meter tickets, tank gauges and truck loading meters. Volume measurements shall be made as provided in Article 11 of the Supply and Offtake Agreement. The Operator shall provide the Company with (i) daily reports showing the tank gauges and meter readings for the prior day and (ii) monthly reports reflecting all Products movements during that month.

8.3 The Operator shall provide the Company with reasonable prior notice of any periodic testing and calibration of any measurement facilities providing measurement of Products at the Terminal, and the Operator shall permit the Company to observe such testing and calibration. In addition, the Operator shall provide the Company with any documentation regarding the testing and calibration of the measurement facilities.

9. Product Downgrade and Interface.

Product downgraded as a result of ordinary Terminal or pipeline operations including line flushing, rack meter provings or other necessary Terminal operations shall not constitute losses for which the Operator is liable to the Company. The Operator shall account for the volume of Product downgraded, and the Company’s inventory of Products and/or interface volumes (“Transmix”) shall be adjusted. If (i) the Operator does not have sufficient capacity at the Terminal for the Transmix and (ii) the Company fails to remove its Transmix upon notice from the Operator, then fifteen (15) days after the Company’s receipt of such notification, the Operator shall have the right to sell such Transmix at market rates and return any proceeds to the Company, less delivery costs in effect at the time of such sale.

10. Additional Covenants.

10.1 The Operator hereby:

(a) agrees that it shall not sell, shall have no interest in and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature (other than Permitted Liens) with respect to any of the Products;

(b)(i) confirms that it will post at the Terminal such reasonable placards as the Company requests stating that the Company is the owner of specific Products held at the Terminal and (ii) agrees that it will take all actions necessary to maintain such placards in place for the Term;

(c) acknowledges and agrees that the Company may file a UCC-1 statement with respect to the Products stored or throughput at the Terminal, and the Operator shall cooperate with the Company in executing such financing statements as the Company deems necessary or appropriate;

(d) agrees that, subject to Article 9, no loss allowances shall be applied to the Products stored or throughput at the Terminal;

(e) agrees to permit the Company’s personnel to have rights of access to and egress from the Terminal by crossing over, around and about the Terminal for any purpose related to this Agreement, including but not limited to enforcing its rights and interests under this Agreement; provided that (i) the Company’s personnel shall follow routes and paths designated by the Operator or security personnel employed by the Operator, (ii) the Company’s personnel shall observe all security, fire and safety regulations while, in around or about the Terminal, and (iii) the Company shall be liable for any damage directly caused by the negligence or other tortious conduct of such personnel;

(f) agrees to maintain all necessary leases, easements, licenses and rights-of-way necessary for the operation and maintenance of the Terminal;

(g) agrees that, in the event of any Product spill, leak or discharge or any other environmental pollution caused by or in connection with the use of the Terminal, the Operator shall promptly commence containment or clean-up operations as required by any Governmental Authorities or Applicable Law or as the Operator deems appropriate or necessary and shall notify or arrange to notify the Company immediately of any such spill, leak or discharge and of any such operations; and

(h) represents and confirms that all representations and warranties of the Operator contained herein shall be true and correct on and as of the Commencement Date.

10.2 The Company hereby agrees:

(a) to replace or repair, at its own expense, any part of the Terminal which may be destroyed or damaged through any negligent or tortious act or omission of the Company, its agents or employees or any Supplier’s Inspector; and

(b) to not make any alteration, additions or improvements to the Terminal or remove any part thereof, without the prior written consent of the Operator, such consent to be at the Operator’s sole discretion.

10.3 Each Party hereby agrees that:

(a) it shall, in the performance of its obligations under this Agreement, comply in all material respects with Applicable Law, including all Environmental Law. Each Party shall maintain the records required to be maintained by Environmental Law and shall make such records available to the other Parties upon reasonable request. Each Party also shall immediately notify the other Parties of any violation or alleged violation of any Environmental Law relating to any Products stored under this Agreement and, upon request, shall provide to the other Parties all evidence of environmental inspections or audits by any Governmental Authority with respect to such Products; and

(b) all records or documents provided by any Party to any of the other Parties shall, to the best knowledge of such Party, accurately and completely reflect the facts about the activities and transactions to which they relate. Each Party shall promptly notify the other Parties if at any time such Party has reason to believe that any records or documents previously provided to any of the other Parties no longer are accurate or complete.

11. Representations.

11.1 The Operator represents and warrants to the Company that (i) this Agreement, the rights obtained and the duties and obligations assumed by the Operator hereunder, and the execution and performance of this Agreement by the Operator, do not directly or indirectly violate any Applicable Law with respect to the Operator or any of its properties or assets, the terms and provisions of the Operator’s organizational documents or any agreement or instrument to which the Operator or any of its properties or assets are bound or subject; (ii) the execution and delivery of this Agreement by the Operator has been authorized by all necessary corporate or other action, (iii) the Operator has the full and complete authority and power to enter into this Agreement and to provide the services hereunder, (iv) no further action on behalf of the Operator, or consents of any other party, are necessary for the provision of services, hereunder (except for the consents of any third party holding a mortgage on the Terminal or having another interest therein which the Operator covenants and represents it has obtained) and (v) upon execution and delivery by the Operator, this Agreement shall be a valid, binding and subsisting agreement of the Operator enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

11.2 The Company represents and warrants to the Operator that (i) this Agreement, the rights obtained and the duties and obligations assumed by the Company hereunder, and the execution and performance of this Agreement by the Company, do not directly or indirectly violate any Applicable Law with respect to the Company or any of its property or assets, the terms and provisions of the Company’s organizational documents or any agreement or instrument to which the Company or any of its property or assets are bound or subject; (ii) the execution and delivery of this Agreement by the Company has been authorized by all necessary corporate or other action; and (iii) upon execution and delivery by the Company, this Agreement shall be a valid, binding and subsisting agreement of the Company enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

12. Insurance.

12.1 The Operator shall procure and maintain in full force and effect throughout the Term insurance coverages of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise equivalent in respect of the Operator’s properties and operations:

(a) Property damage coverage on an “all risk” basis in an amount sufficient to cover the market value or potential full replacement cost of all Products owned by the Company in inventory at the Terminal. In the event that the market value or potential full replacement cost of all such Products exceeds insurance limits available at commercially reasonable rates in the insurance marketplace, the Operator will maintain the highest insurance limit available at commercially reasonable rates; provided, however, that the Operator will promptly notify the

Company of the Operator’s inability to fully insure any such Products and provide full details of such inability. Such policies shall be endorsed to name the Company as a loss payee with respect to any of the Company’s Products in the care, custody or control of the Operator. Notwithstanding anything to the contrary herein, the Company, may, at its option and its sole expense, endeavor to procure and provide such property damage coverage for such Products; provided that, to the extent any such insurance is duplicative with insurance procured by the Operator, the insurance procured by the Operator shall in all cases represent, and be written to be, the primary coverage.

(b) Comprehensive or commercial general liability coverage and umbrella or excess liability coverage, which includes bodily injury, broad form property damage and contractual liability, products and completed operations liability and “sudden and accidental pollution” liability coverage in the minimum amounts indicated on Schedule A. Such policies shall include the Company as an additional insured with respect to any of the Company’s Products in the care, custody or control of the Operator.

12.2 Additional Insurance Requirements.

(a) The foregoing policies shall include an endorsement that the underwriters waive all rights of subrogation against the Company.

(b) The Operator shall cause its insurance carriers to furnish the Company with insurance certificates, in ACORD form or equivalent, evidencing the existence of the coverages and the endorsements required above. The Operator shall provide thirty (30) days’ written notice prior to cancellation of insurance becoming effective. The Operator also shall provide renewal certificates within thirty (30) days before expiration of the policy.

(c) The mere purchase and existence of insurance shall not reduce or release either Party from any liability or other obligations incurred or assumed under this Agreement.

(d) The Operator shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.

12.3 The provisions of Sections 12.1 and 12.2 shall terminate on the Expiration Date.

12.4 The Company shall maintain commercially reasonable business interruption insurance for the benefit of the Terminal for so long as the Partnership is a consolidated subsidiary of Delek US. Allocation of such benefits shall be proportionate to the loss in operating margin sustained by the Company and the Operator as a result of the interruption.

13. [Reserved].

14. Force Majeure.

14.1 In the event that a Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided that (i) prior to the third anniversary of the Effective Date, the Company shall be required to continue to make payments (1) for the Terminalling Service Fees for volumes actually throughput under this Agreement, (2) for the Ancillary Services Fee, if any, for services performed, (3) for the fees, if any, for Services performed under Article 7 and (4) for any Shortfall Payments unless, in the case of (4), the Force Majeure event is an event that adversely affects the Operator’s ability to perform the services it is required to perform under this Agreement, in which case instead of Shortfall Payments the Terminalling Service Fees shall only be paid as provided under (i)(1) above and (ii) from and after the third anniversary of the Commencement Date, the Company shall be required to continue to make payments (1) for the Terminalling Service Fees for volumes actually throughput under this Agreement, (2) for the Ancillary Services Fee, if any, for the services performed under this Agreement and (3) for the fees, if any, for Services performed under Article 7. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). The Company shall be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. Prior to the third anniversary of the Commencement Date, any suspension of the obligations of the Parties under this Section 14.1 as a result of a Force Majeure event that adversely affects the Operator’s ability to perform the services it is required to perform under this Agreement shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 14.2.

14.2 If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive months beyond the third anniversary of the Commencement Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than twelve (12) months after the later to occur of (a) delivery of the Termination Notice and (b) the third anniversary of the Commencement Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective; provided, further, that upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations. After (a) the third anniversary of the Commencement Date and (b) the Expiration Date and following delivery of a Termination Notice, the Operator may terminate this Agreement, to the extent affected by the Force Majeure event, upon sixty (60) days prior written notice to the Company in order to enter into an agreement to provide any third party the services provided to the Company under this Agreement; provided, however, that the Operator shall not have the right to terminate this Agreement for so long as the Company continues to make Shortfall Payments.

15. Suspension of Refinery Operations

15.1 From and after the second anniversary of the Commencement Date, in the event that the Company decides to permanently or indefinitely suspend refining operations at the Refinery for a period that shall continue for at least twelve (12) consecutive months, the Company may provide written notice to the Operator of the Company’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time (but not prior to the second anniversary of the Commencement Date) after the Company has notified the Operator of such suspension and, upon the expiration of the period of twelve (12) months (which may run concurrently with the twelve (12) month period described in the immediately preceding sentence) following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If the Company notifies the Operator, more than two months prior to the expiration of the Notice Period, of its intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered. During the Notice Period, the Company shall remain liable for Shortfall Payments. Subject to Section 15.2 and after the Expiration Date, during the Notice Period, the Operator may terminate this Agreement upon sixty (60) days prior written notice to the Company in order to enter into an agreement to provide any third party the services provided to the Company under this Agreement.

15.2 If refining operations at the Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then the Company shall remain liable for Shortfall Payments under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. The Company shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance, provided that the Company shall not have any liability for any failure to notify, or delay in notifying, the Operator of any such suspension except to the extent the Company or the Operator has been materially damaged by such failure or delay.

16. Event of Default: Remedies Upon Event of Default.

16.1 Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:

(a) Any Party fails to make payment when due (i) under Article 3 within one (1) Business Day after a written demand therefor or (ii) under any other provision hereof within five (5) Business Days; or

(b) Other than a default described in Section 16.1(a) or (c), the Company or the Operator fails to perform any material obligation or covenant to the other under this Agreement, which is not cured to the reasonable satisfaction of any other Party (in its sole discretion) within ten (10) Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed; or

(c) Any Party breaches any representation or warranty made or repeated or deemed to have been made or repeated by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within ten (10) Business Days after the date that such Party receives notice that corrective action is needed; or

(d) Any Party becomes Bankrupt; or

(e) The Operator breaches in a material respect its obligations under Section 10.1(a).

16.2 Without limiting any other provision of this Agreement, if an Event of Default with respect to the Company or the Operator (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement.

16.3 Without limiting any other rights or remedies hereunder, if an Event of Default occurs and the Company is the Non-Defaulting Party, the Company may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement, (ii) reclaim and repossess any and all of its Products held at the Terminal or elsewhere on the Operator’s premises, and (iii) otherwise arrange for the disposition of any of its Products in such manner as it elects.

16.4 If an Event of Default occurs, the Non-Defaulting Party may, without limitation on its rights under this Article 16, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party (whether hereunder, under any other agreement or contract or otherwise and whether or not then due). Any net amount due hereunder shall be payable by the Party owing such amount within one business day of termination.

16.5 The Non-Defaulting Party’s rights under this Article 16 shall be in addition to, and not in limitation of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including without limitation any rights of recoupment, setoff, combination of accounts, as a secured party or under any other credit support. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.

16.6 No delay or failure by the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.

17. Indemnification.

17.1 The Operator shall defend, indemnify and hold harmless the Company, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Company Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by the Operator of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Operator made herein or in connection herewith proving to be false or misleading, (ii) any failure by the Operator, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by the Operator, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Products hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Company Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, the Operator’s liability to the Company Indemnitees pursuant to this Section 17.1 shall be (x) subject to the rights of the Operator pursuant to Section 5.6 and (y) net of any insurance proceeds actually received by the Company Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. The Company agrees that it shall, and shall cause the other Company Indemnitees to, (a) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Company Indemnitees are entitled with respect to or on account of any such damage or injury, (b) notify the Operator of all potential claims against any third Person for any such insurance proceeds, and (c) keep the Operator fully informed of the efforts of the Company Indemnitees in pursuing collection of such insurance proceeds.

17.2 The Company shall defend, indemnify and hold harmless the Operator, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Operator Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by the Company of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Company made herein or in connection herewith proving to be false or misleading, (ii) any failure by the Company, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by the Company, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Products hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Operator Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, the Company’s liability to the Operator Indemnitees pursuant to this Section 17.2 shall be net of any insurance proceeds actually received by the Operator Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. The Operator agrees that it shall, and shall cause the other Operator Indemnitees to, (a) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Operator Indemnitees are entitled with respect to or on account of any such damage or injury, (b) notify the Company of all potential claims against any third Person for any such insurance proceeds, and (c) keep the Company fully informed of the efforts of the Operator Indemnitees in pursuing collection of such insurance proceeds.

17.3 THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES (EXCLUDING, IN THE CASE OF SECTION 17.1(iii) AND SECTION 17.2(iii), GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

18. Limitation on Damages. Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, punitive, special, incidental or exemplary damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.

19. Audit and Inspection. During the Term, the Company and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the Operator, or any of its contractors and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term of this Agreement and for a period of up to three years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within thirty (30) days after the delivery in question or shall be deemed to have been waived. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the end of the Term. The Operator shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the end of the Term.

20. Confidentiality.

20.1 Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 20.1. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

20.2 Required Disclosure. Notwithstanding Section 20.1 above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

20.3 Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 20.3, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

20.4 Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

20.5 Survival. The obligation of confidentiality under this Article 20 shall survive the termination of this Agreement for a period of two (2) years.

21. Choice of Law.

21.1 This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

22. Assignment.

22.1 Except as set forth in Article 28, the Company shall not assign its rights or obligations hereunder without the Operator’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (A) the Company may assign this Agreement without the Operator’s consent in connection with a sale by the Company of all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (1) agrees to assume all of the Company’s obligations under this Agreement and (2) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by the Company in its reasonable judgment; and (B) the Company shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek US and its Affiliates.

22.2 The Operator shall not assign its rights or obligations under this Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (A) the Operator may assign this Agreement without such consent in connection with a sale by the Operator of all or substantially all of the Terminal, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (1) agrees to assume all of the Operator’s obligations under this Agreement; (2) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by the Operator in its reasonable judgment; and (3) is not a competitor of the Company, as determined by the Company in good faith; and (B) the Operator shall be permitted to make a collateral assignment of this Agreement solely to secure financing for the Operator and its Affiliates.

22.3 Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.

22.4 This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

22.5 The Parties’ obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of a Partnership Change of Control, the Company shall have the option to extend the Term of this Agreement as provided in Section 2.1, without regard to the notice periods provided in the fourth sentence of Section 2.1. The Operator shall provide the Company with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

23. Notices. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to the Company:

Lion Oil Company

c/o Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, TN 37027

Attn: General Counsel

Telecopy No: (615) 435-1271

Email:

with a copy, which shall not constitute notice, to:

Lion Oil Company

c/o Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, TN 37027

Attn: President

Telecopy No: (615) 435-1271

Email:

If to the Operator:

Delek Logistics Operating, LLC

7102 Commerce Way

Brentwood, TN 37027

Attn: General Counsel

Telecopy No: (615) 435-1271

Email:

with a copy, which shall not constitute notice, to:

Delek Logistics Operating, LLC

7102 Commerce Way

Brentwood, TN 37027

Attn: President

Telecopy No: (615) 435-1271

Email:

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

24. No Waiver; Cumulative Remedies.

24.1 The failure of a Party hereunder to assert a right or enforce an obligation of any of the other Parties shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default or Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or potential Event of Default under, this Agreement, whether of a like kind or different nature.

24.2 Each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

25. Nature of Transaction and, Relationship of Parties.

25.1 This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that the Operator is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make the Operator, or any employee or agent of the Operator, an agent or employee of the Company.

25.2 No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any of the other Parties; or to otherwise act as the representative of any of the other Parties, unless expressly authorized in writing by such other Party.

26. Arbitration Provision. Any and all Arbitrable Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article 26 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Article 26 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of the Operator, the Company or any of their Affiliates and (ii) have not less than seven (7) years experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within thirty (30) days after the selection of the third arbitrator. The Company, the Operator and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages.

27. Miscellaneous.

27.1 Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

27.2 This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

27.3 No promise, representation or inducement has been made by any of the Parties that is not embodied in this Agreement, and none of the Parties shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

27.4 Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

27.5 It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

27.6 In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

27.7 All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive the expiration or termination of this Agreement.

27.8 This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

28. J. Aron.

28.1 Designated Assignment. For a period from and including the Commencement Date to the Expiration Date (the “Designation Period”), the Company hereby assigns to J. Aron all the Company’s rights to use, hold the Products in, and transport the Products through, the Terminal pursuant to this Agreement, subject to additional terms and conditions of this Section 28. During the Designation Period, the Operator shall note in its records and account separately for J. Aron’s ownership of the Products held in or transported through the Terminal (collectively, the “J. Aron Products”) until such time as J. Aron shall notify the Operator in writing that ownership in such J. Aron Products has been transferred from J. Aron to the Company, it being the intention that the Operator shall not be required to recognize any other transfers of ownership of any J. Aron Products (other than transfers from J. Aron to the Company) unless such transfer and recognition are agreed to in writing by the Operator in its reasonable discretion. The Company shall act as J. Aron’s sole agent for all purposes of this Agreement, and the Operator shall be entitled to follow the Company’s instructions with respect to all J. Aron Products that are transported, stored or handled by the Operator pursuant to this Agreement unless and until the Operator is notified by J. Aron in writing that the Company is no longer authorized to act as J. Aron’s agent, in which case the Operator shall thereafter follow the instructions of J. Aron (or such other agent as J. Aron may appoint) with respect to all J. Aron Products that are transported, stored or handled by the Operator pursuant to this Agreement. All volumes throughput by J. Aron will be taken into account in the determination of whether the Company has satisfied its Minimum Throughput Commitment.

28.2 Measurements; Inventory Reports; Notices. The Company and J. Aron shall each have the measurement rights provided for in this Agreement for so long as any J. Aron Products are located at the Terminal. During any Designation Period, the Operator shall send all inventory and other reports described in this Agreement and notices delivered pursuant to this Agreement to J. Aron at the address provided below, with copies to the Company: J. Aron & Company, 200 West Street, New York, New York 10282-2198, Attention: Commodity Operations/Energy Logistics, ficc-jaron-oilops@gs.com.

28.3 All Provisions in Effect. During any Designation Period, all provisions of this Agreement, as amended or adjusted by this Article 28, shall be in full force and effect with respect to J. Aron and the J. Aron Products as if J. Aron were Party hereto in place of the Company, subject however to the following:

(a) J. Aron’s sole payment obligation hereunder shall be to pay any amounts from time to time due under (i) Sections 3.1, 3.2, 3.3., 3.7, 3.8(c) and 3.9 with respect to services actually rendered hereunder by the Operator with respect to the J. Aron Products and (ii) Article 17 with respect to Liabilities directly or indirectly arising out of the activities of J. Aron under this Agreement; provided that if, at any time, J. Aron elects for any reason to make any payment to the Operator in respect of any amount owing by the Company to the Operator hereunder, such payment shall not constitute, and shall not be deemed to result in, the assumption by J. Aron of any payment or other obligations of the Company under this Agreement;

(b) in no event shall J. Aron have any responsibility for the operations or maintenance of the Terminal or the handling of any Products held in or transported through the Terminal or otherwise be deemed to have assumed any non-monetary obligations of the Company for such operations, maintenance or handling under this Agreement, all of which responsibilities and obligations shall remain exclusively responsibilities and obligations of the Operator and the Company, subject to any allocation of such responsibilities and obligations between such parties in accordance with the terms of this Agreement;

(c) the Company shall remain solely liable for, and J. Aron shall have no liability or obligation for, (1) meeting any Minimum Throughput Commitment under Section 3.1, (2) any Shortfall Payments under Section 3.6, (3) any amounts payable under

Section 3.8(b), (4) any payment obligations in connection with a Capacity Resolution under Section 5.3 and (5) any Deficiency Payments under Section 3.9 that are related to (2), (3) or (4) above, and the Operator shall invoice the Company directly for such amounts or obligations; provided that if, at any time, J. Aron elects for any reason to make any payment to the Operator in respect of any amount owing by the Company to the Operator hereunder, such payment shall not constitute, and shall not be deemed to result in, the assumption by J. Aron of any payment or other obligations of the Company under this Agreement;

(d) without limiting the foregoing, the following rights and benefits will run in favor of J. Aron: (i) any rights with respect to custody and title to the J. Aron Products subject to this Agreement, (ii) any obligations of the Operator with respect to the condition and maintenance of the Terminal, (iii) any inspection and access rights and (iv) any rights relating to measurements and volume determinations, in all cases regardless of whether any specific provision in this Agreements makes any reference to the Company’s assignee or the assignability of the right or benefit provided for in such provision;

(e) in no event shall J. Aron have any of the rights or obligations of the Company provided in Section 3.8(b), Section 5.2, Section 5.3, Section 12.4, Article 15, Article 16 and Article 22;

(f) during the Designation Period, J. Aron and its successors and assigns shall be included as additional insured parties under all insurance policies required to be maintained by the Operator under Section 12.1 above and endorsements confirming the foregoing shall be provided to J. Aron from time to time prior to the Expiration Date upon J. Aron’s reasonable request;

(g) during the Designation Period, the Company shall not agree to any waivers or consents hereunder, or amendments or modifications hereto, in each case, that would reasonably be expected to materially adversely affect J. Aron’s rights hereunder, without the prior express written agreement or consent of J. Aron; and

(h) to confirm its ownership of and rights with respect to all Products at the Terminal, the Operator and the Company agree that during the Designation Period (1) J. Aron is authorized and entitled to file, and maintain against each of such parties protective UCC filings (including making such amendments thereto as J. Aron deems necessary) showing J. Aron as owner of all J. Aron Products from time to time located at the Terminal and (2) they shall execute such other documents and instruments (in form and substance reasonably satisfactory to J. Aron) and take such further actions as J. Aron may reasonably request, including the execution and filing in the relevant real estate records of memoranda of access or similar documents.

28.4 J. Aron shall reasonably cooperate with the Operator and the Company in good faith in connection with any inspection and audit rights hereunder and the resolution of any disputes between the Operator and the Company hereunder.

28.5 Nothing herein shall limit or be deemed to limit any obligations or liabilities of the Company to J. Aron under the Supply and Offtake Agreement or the other Transaction Documents (as defined therein).

28.6 J. Aron may, without any other party’s consent, assign and delegate all of J. Aron’s rights and obligations under this Section 28 to (i) any Affiliate of J. Aron, provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes J. Aron’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of J. Aron (taking into account any credit support for J. Aron) immediately prior to such assignment, which determination shall be made by J. Aron in good faith. Any other assignment by J. Aron shall require the consent of the Company and the Operator.

28.7 The provisions of this Article 28 shall terminate and have no further force or effect as of the Designation Period. Notwithstanding anything in this Agreement to the contrary, J. Aron shall have no right to terminate this Agreement for any reason.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto as caused this Agreement to be executed by its duly authorized representative as of the date first above written.

LION OIL COMPANY

By:	/s/ Kent B. Thomas
Name:	Kent B. Thomas
Title:	Executive Vice President and General Counsel

By:	/s/ Mark B. Cox
Name:	Mark B. Cox
Title:	Executive Vice President and Chief Financial Officer

DELEK LOGISTICS OPERATING, LLC

By:	/s/ Andrew L. Schwarcz
Name:	Andrew L. Schwarcz
Title:	Executive Vice President and General Counsel

By:	/s/ Mark B. Cox
Name:	Mark B. Cox
Title:	Executive Vice President and Chief Financial Officer

For the limited purposes specified in Article 28:

J. ARON & COMPANY

By:	/s/ Simon Collier
Name:	Simon Collier
Title:	Managing Director